Exhibit 99.1

AITX’s RADCam Now Available on Amazon, Walmart.com; Available on TikTok Next Week

Major Online Platforms Open New Opportunities for RADCam’s Revolutionary Home Security Technology

Detroit, Michigan, January 3, 2025 — Robotic Assistance Devices Residential, Inc. (RAD-R), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”), (OTCPK:AITX) is thrilled to announce RADCam’s availability on now on Amazon and Walmart.com, with the TikTok store going live sometime next week. These platforms provide unparalleled reach and accessibility, allowing RAD-R to meet the needs of a growing audience of tech-savvy consumers. RADCam is designed to appeal to a wide range of users, from homeowners seeking to enhance security to renters and others prioritizing peace and safety in their living spaces.

Initially, RADCam orders on Amazon will be fulfilled directly by RAD-R. However, Amazon Prime features will be live sometime next week, including fulfillment by Amazon and return handling. To support this rollout, RAD-R is shipping a starting quantity of 1,000 RADCams to Amazon for distribution at warehouses around the country.

“RADCam should be as easy to purchase as it is to use, and reaching consumers through these popular online channels delivers a choice that consumers want,” said Steve Reinharz, CEO and CTO of AITX and RAD-R. “We’re very much looking forward to consumer response. We have a jump on the rest of the industry right now and will be listening keenly to feedback. We are certain we have the next evolution of the residential security device. The future of RADCam and AITX continues to look brighter than ever.”

RADCam, which the Company believes to be the world’s first camera capable of conversational interaction, eliminates repetitive and nuisance notifications by leveraging AITX’s proprietary AIR™ (Autonomous Intelligent Response) technology. This ensures users receive only relevant and actionable alerts, redefining the capabilities of home security cameras while enhancing safety and convenience.

Expanding RADCam’s availability to major online marketplaces such as Amazon and Walmart.com, as well as popular social media platforms like TikTok, significantly enhances its accessibility and aligns with current consumer purchasing trends. Amazon remains the dominant force in online retail, with 87% of consumers turning to the platform when ready to make a purchase.1 Walmart.com also holds a substantial share of the e-commerce market, ranking second in U.S. retail e-commerce sales with an estimated $83.18 billion in 2024.2 Additionally, the rise of social commerce is notable, with platforms like TikTok Shop achieving $1 billion in monthly U.S. sales and $100 million on Black Friday alone.3 By offering RADCam through these channels, the Company is meeting consumers where they prefer to shop, thereby broadening its market reach and catering to evolving purchasing behaviors.

RADCam is now available for purchase on Amazon, Walmart.com and soon TikTok, as well as directly through www.radcam.ai. Discover how this groundbreaking technology can redefine security and convenience for your home or property.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, www.radcam.ai, and www.radlightmyway.com, or follow Steve Reinharz on X/Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1 https://www.prnewswire.com/news-releases/amazon-remains-the-top-marketplace-for-consumer-shopping-according-to-feedvisors-2022-consumer-behavior-report-301637325.html

2 https://www.emarketer.com/content/5-key-stats-how-consumers-shopped-amazon-walmart-tiktok-shop-q1/

3 https://www.businessinsider.com/how-tiktok-shop-is-changing-e-commerce/